 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 10, 2015 (November 4, 2015)
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ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Offering of Series E Convertible Preferred Stock

On November 4, 2015, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (“Series E SPA”) with a private investor (“Investor”), for the private placement of up to $2,800,000 of the Company’s newly designated Series E 7% Convertible Preferred Stock (“Series E Preferred Stock”).

On November 4, 2015, the Company sold and issued 1,000 shares of Series E Preferred Stock to Investor in exchange for $1 million.

The Company will sell and issue an additional 500 shares of Series E Preferred Stock to Investor in exchange for $500,000 within one business day after the Company’s filing of a registration statement covering the re-sale of the common stock underlying the Series E Preferred Stock with the Securities and Exchange Commission.

The Company will sell and issue an additional 1,300 shares of Series E Preferred Stock to Investor in exchange for $1,300,000 upon the earlier of (i) December 19, 2015 or (ii) the effectiveness of the Company’s registration statement covering the re-sale of the common stock underlying the Series E Preferred Stock.

Terms of the Series E Preferred Stock

The Company has filed a Certificate of Designations of Preferences, Rights and Limitations of Series E Preferred Stock (“Certificate of Designation”) with the Secretary of State of the State of Delaware.

Rank

The Certificate of Designation provides that the Series E Preferred Stock ranks senior to the common stock with respect to dividends and rights upon liquidation.

Voting Rights

Except as otherwise required by law (or with respect to approval of certain actions), the Series E Preferred Stock will not have voting rights.

Dividends

Holders of the Series E Preferred Stock will be entitled to dividends in the amount of 7.00% per annum, payable when, as and if declared by the Board of Directors in its discretion.

Conversion Rights

Shares of the Series E Preferred Stock (including the amount of any accrued and unpaid dividends thereon) will be convertible at the option of the holder into common stock at a fixed conversion price equal to 80% of the average of the two lowest volume weighted average prices (“VWAPs”) of our common stock for the ten consecutive trading day period prior to each specific conversion date. If certain defined default events occur, then the conversion price would thereafter be reduced (and only reduced), to equal 70% of the average of the two lowest VWAPs of our common stock for the twenty consecutive trading day period prior to each specific conversion date.

No shares of the Series E Preferred, however, may be converted into common stock unless and until our stockholders approve the potential issuance of the conversion shares in accordance with applicable Nasdaq listing rules. We intend to seek such approval at a special meeting to be held in December 2015. If our stockholders do not vote to approve such issuances of our shares in accordance with such rule, then the shares of Series E Preferred Stock will not be convertible into shares of common stock.

Commitment Shares

The Company will issue 360,000 shares of common stock to Investor as a commitment fee relating to the Series E Preferred Stock within one business day after the later of (i) the effectiveness of the Company’s registration statement covering the re-sale of the commitment fee shares and the common stock underlying the Series E Preferred Stock and (ii) the date our stockholders approve the potential issuance of the commitment shares in accordance with applicable Nasdaq listing rules. If our stockholders do not vote to approve such issuances of our shares in accordance with such rule, then the commitment shares will not be issued.

Redemption

At any time after March 31, 2016, the holder will have the option to redeem for cash all or any portion of the outstanding shares of the Series E Preferred Stock at a price per share equal to $1,250 plus any accrued but unpaid dividends thereon.

At any time after the third anniversary of the date of the initial issuance of Series E Preferred Stock, the Company will have the option to redeem for cash all outstanding shares of the Series E Preferred Stock at a price per share equal to $1,250 plus any accrued but unpaid dividends thereon.

Liquidation Value

Upon our liquidation, dissolution or winding up, holders of Series E Preferred Stock will be entitled to be paid out of our assets, prior to the holders of our common stock, an amount equal to $1,000 per share plus any accrued but unpaid dividends thereon.

Series E Registration Rights Agreement

In connection with the Series E SPA, the Company entered into a related registration rights agreement (“Series E RRA”) agreeing to register the commitment shares and the shares of common stock which may be issued upon conversion of the Series E Preferred Stock. The Series E RRA requires the Company to file a resale registration statement with the Securities and Exchange Commission (the “SEC”) by November 19, 2015, and to have such registration statement declared effective by January 4, 2016.

Committed Equity Line Purchase Agreement

On November 10, 2015, the Company and Investor entered into a committed equity line purchase agreement (the “CEL Purchase Agreement”), together with a related registration rights agreement (the “CEL RRA”).

Under the terms and subject to the conditions of the CEL Purchase Agreement, at its option the Company has the right to sell to Investor, and Investor is obligated to purchase from the Company, up to $32.2 million of the Company’s common stock, subject to certain limitations, from time to time, over the 36-month period commencing on the date that a registration statement, which the Company has agreed to file with the SEC pursuant to the CEL RRA, is declared effective by the SEC.

The Company will not issue any shares of common stock pursuant to the CEL Purchase Agreement unless and until our stockholders approve the potential issuance of the common stock thereunder in accordance with applicable Nasdaq listing rules. We intend to seek such approval at a special meeting to be held in December 2015. If our stockholders do not vote to approve such issuances of our shares in accordance with such rule, then no shares of common stock will be issued pursuant to the CEL Purchase Agreement.

From time to time, the Company may direct Investor, at its sole discretion and subject to certain conditions, to purchase an amount (the “Purchase Amount”) of shares of common stock up to the lesser of (i) $1,000,000 (calculated using the per share price described below) or (ii) 300% of the average daily trading volume of the Company’s common stock over the preceding ten trading day period. The per share purchase price for shares of common stock to be sold by the Company under the CEL Purchase Agreement shall be fixed at 80% of the average of the two lowest VWAPs of the common stock for the ten consecutive trading day period prior to each specific purchase date.

The Company may not direct Investor to purchase shares of common stock more frequently than once each ten business days. The Company’s sales of shares of common stock to Investor under the CEL Purchase Agreement are limited to no more than the number of shares that would result in the beneficial ownership by Investor and its affiliates, at any single point in time, of more than 4.99% of the Company’s then outstanding shares of common stock.

As consideration for entering into the CEL Purchase Agreement, the Company has agreed to issue to Investor 2,640,000 shares of common stock (the “Commitment Shares”). The Commitment Shares will be issued to Investor in four increments commencing upon the later of (i) the date that a registration statement, which the Company has agreed to file with the SEC pursuant to the CEL RRA, is declared effective by the SEC and (ii) stockholder approval of the issuance of shares of common stock pursuant to the CEL Purchase Agreement in accordance with applicable Nasdaq listing rules.

The CEL Purchase Agreement and the CEL RRA contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. The Company has the right to terminate the CEL Purchase Agreement at any time, at no cost or penalty.

Actual sales of shares of common stock to Investor under the CEL Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the common stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. Investor has no right to require any sales by the Company, but is obligated to make purchases from the Company as it directs in accordance with the CEL Purchase Agreement. Investor has agreed not to engage in any direct or indirect short selling or hedging of our shares during the term of the CEL Purchase Agreement.

The net proceeds under the CEL Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells shares of its stock to Investor. The Company expects that any proceeds received by the Company from such sales to Investor under the COL Purchase Agreement will be used for general corporate purposes and working capital requirements.

* * * * * * * * * *

The foregoing is only a brief description of the material terms of the Series E SPA, the Certificate of Designation, the Series E RRA, the CEL Purchase Agreement and the CEL RRA, each of which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference. The foregoing does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to such exhibits.

Item 3.02 Unregistered Sales of Equity Securities.

All of the securities described in this Current Report on Form 8-K were or will be offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offerings were made to “accredited investors” (as defined by Rule 501 under the Securities Act).

Item 9.01 Financial Statements and Exhibits.
(d) The following exhibits are filed with this report:

Exhibit Number	Description
3.1	Certificate of Designations of Preferences, Rights and Limitations of Series E 7% Preferred Stock

10.1	Series E Securities Purchase Agreement dated November 4, 2015

10.2	Series E Registration Rights Agreement dated November 4, 2015

10.3	Equity Line Purchase Agreement dated November 10, 2015

10.4	Equity Line Registration Rights Agreement dated November 10, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

November 10, 2015	By:	/s/ Victor Lee
Name: Victor Lee
Title: Chief Executive Officer